EXHIBIT 5

May 30, 2003 United States Cellular Corporation Suite 700 8410 West Bryn Mawr Avenue Chicago, Illinois 60631

Re:	United States Cellular Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

        We are counsel to United States Cellular Corporation, a Delaware corporation (the “Company”), and have represented the Company with respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and delivery of up to 5,350,000 Common Shares, par value $1.00 per share (the “Shares”), of the Company pursuant to the Company’s 2003 Long-Term Incentive Plan (the “Plan”).

        In rendering this opinion letter, we have examined and relied upon a copy of the Plan and the Registration Statement, including the related Prospectus. We have also examined and relied upon originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

        Based on the foregoing, we are of the opinion that:

       1.        The Company is duly incorporated and validly existing under the laws of the State of Delaware; and

SIDLEY AUSTIN BROWN & WOOD	CHICAGO

United States Cellular Corporation
May 30, 2003

       2.        Each Share will be legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) such Share shall have been duly issued and delivered in the manner contemplated by the Plan; and (iii) a certificate representing such Share shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plan.

        For the purposes of this opinion letter, we have assumed that, at the time of the issuance and delivery of each Share, the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and the Plan will not have been modified or amended.

        We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or “Blue Sky” laws of the various states to the issuance and delivery of the Shares.

        This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

        The Company is controlled by Telephone and Data Systems, Inc. (“TDS”). The following persons are members of this firm: Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls TDS, the chairman of the board of directors of TDS and a director of the Company; William S. DeCarlo, Acting General Counsel of TDS and an Assistant Secretary of TDS and certain subsidiaries of TDS; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of the Company and certain subsidiaries of TDS.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm in or made a part of the Registration Statement, including the related Prospectus.

Very truly yours, /s/ SIDLEY AUSTIN BROWN & WOOD SIDLEY AUSTIN BROWN & WOOD